Exhibit 3.1

ARTICLES OF AMENDED AND RESTATED
ARTICLES OF ORGANIZATION
OF
TWIN CITIES POWER HOLDINGS, LLC

I, Timothy S. Krieger, as Chief Executive Officer of Twin Cities Power Holdings, LLC, a Minnesota limited liability company (the "Company"), do hereby certify that the following resolution was unanimously adopted by the members of the Company by a writing in lieu of a meeting pursuant to Minnesota Statutes, Chapter 322B, effective as of July 13, 2015, and that said resolution is still in full force and effect:

RESOLVED, that Section 1.01 of Article I of the Articles of Organization of this Company shall be amended and restated as follows:

ARTICLE I

NAME AND REGISTERED OFFICE

1.01 Name. The name of this Company is Aspirity Holdings LLC.

RESOLVED FURTHER, that the Chief Executive Officer of this Company is authorized and directed to make and execute Articles of Amendment embracing the foregoing resolutions and to cause such Articles of Amendment to be filed for record in the manner required by law.

IN WITNESS WHEREOF, this document has been executed this 13th day of July, 2015.

/s/ Timothy S. Krieger Timothy S. Krieger, Chief Executive Officer